Exhibit 4.5

# STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT (this "Agreement") dated as of the 1st day of February, 2007, by and between **Bonds Financial, Inc.**, a Delaware corporation ("Company"), 100 N. Washington Blvd., Ste 201, Sarasota, FL 34236 and **William M. Bass**, an individual (the "Optionee") residing at 24 Farm House lane, Voorhees New Jersey 08043

WHEREAS, pursuant to the terms of an Employment Agreement dated February 1, 2007 (the "Employment Agreement") between the Company and the Optionee, the Company wishes to grant the Optionee an option (the "Option") to purchase 263,719 shares of common stock, $.0001 par value per share (the "Common Stock" or "Shares") of the Company, vesting over a period of four years.

NOW, THEREFORE, in consideration of the covenants and promises hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee represent, covenant and agree as follows:

1. **Grant of Option.** The Company hereby grants to Optionee the Option to purchase the Shares, at an exercise price of $3.15274 per share (the "Exercise Price") subject to the terms, definitions and provisions of this Agreement. All capitalized terms in this Agreement not expressly defined herein shall have the meaning ascribed to them in the Employment Agreement.

2. **Designation of Option.** This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code ("Nonstatutory Stock Option").

3. **Exercise of Option.** This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out as follows:

(a) **Vesting/ Exercise Schedule.** So long as your employment relationship with the Company continues, subject to the acceleration provisions in Section 3(b) and 3(c) hereof, the Shares underlying this Option shall vest in accordance with the following schedule: one-eighth ($1/8^{th}$) shall vest on each six (6) month anniversary of the date of this Agreement. The Optionee may exercise the option to purchase the vested Shares at any time on or after the date hereof.

(b) **Acceleration of Vesting Upon Certain Terminations.** In addition, upon the separation, if any, of the Optionee from the Company as a result of a termination by the Company other than for Cause, all unvested Shares underlying this Option shall vest and become exercisable. For the avoidance of doubt, there shall be no acceleration of vesting pursuant to this section if the Optionee terminates the employment relationship with the Company, for any reason, or if the Optionee is terminated for Cause by the Company.

(c) **Acceleration of Vesting Following a Change of Control.** In addition, in the event that Optionee's employment relationship with the Company is still in effect on the Marking Date (as defined below) following the occurrence of a Change in Control (as defined below), the lesser of (i) one-half (1/2) of the original number of Shares granted hereunder or (ii)

all remaining unvested Shares underlying this Option, if any, shall vest and become exercisable; provided, however, if the Optionee is employed by the Company immediately prior to a Change in Control, and is (x) not offered continuing employment with the Company, or (y) offered employment with the surviving or acquiring entity or person, in either case, which is not substantially equivalent (with respect to duties, compensation and other material aspects of employment) to that which such Optionee has with the Company immediately prior to the Change of Control, then all unvested Shares underlying this Option shall vest and become exercisable immediately prior to the effectiveness of such Change of Control. For the avoidance of doubt, the Optionee shall not be entitled to any acceleration of vesting under this Section 3(c) in the event that either: (i) there is no Change of Control or (ii) there is a Change of Control, but the Optionee's employment relationship with the Company is terminated within six months of such Change of Control by the Optionee (except if the Optionee leaves due to the circumstances described sub-section (y) above) or by the Company pursuant to a termination for Cause. For the purposes hereof, the term: (i) "Change of Control" shall mean: (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (b) the sale, transfer or other disposition of all or substantially all of the Company's assets; and (ii) "Marking Date" shall mean the earlier to occur of: (A) the date that is six months following the consummation of a transaction which results in a Change of Control and (B) the date immediately prior to the separation, if any, of the Optionee from the Company as a result of a termination by the Company other than for Cause. For the avoidance of doubt, a Change of Control shall not include a transaction in which the sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

(d) **Right to Exercise.**

(i) This Option shall not be exercised for a fraction of a share.

(ii) In the event of Optionee's death, disability or other termination of employment, the exercisability of the Option is governed by Sections 5 and 6 below, subject to the limitations contained in this Section 3.

(iii) In no event shall this Option be exercised after the Expiration Date of the Option set forth below.

(e) **Method of Exercise.**

(i) This Option shall be exercisable by execution and delivery of the Exercise Notice and Restricted Stock Purchase Agreement attached hereto as Exhibit A (the "Exercise Notice") or any other form of written notice approved for such purpose by the Company which shall state Optionee's election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as

to the holder's investment intent with respect to such Shares as may be reasonably required by the Company pursuant to the provisions of this Agreement or required by Applicable Law (as defined below). Such Notice of Exercise shall be signed by Optionee and shall be delivered to the Company to the attention of the Chief Financial Officer and the chairman of the Board's Compensation Committee. The written notice shall be accompanied by payment of the Exercise Price or a statement indicating that the Optionee is making a Net Issuance Election (as detailed in Section 9 below). This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price or statement of Net Issuance Election (as applicable).

(ii) As a condition to the exercise of this Option and as further set forth in Section 10 of this Agreement, Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the vesting or exercise of the Option, or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.

(iii) The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of the Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Laws. As a condition to the exercise of this Option, the Company may require Optionee to make such representation and warranty to the Company as may be required by the Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares. For the purposes hereof, the term "Applicable Laws" means the legal requirements relating to the administration of share option and grants, including under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Internal Revenue Code of 1986, as amended (the "Code"), any stock exchange rules or regulations as such laws, rules, regulations and requirements shall be in place from time to time.

(iv) Notwithstanding anything contained herein to the contrary, as a condition precedent to the exercise of all or part of this Option, the Optionee shall execute and deliver to the Company a counterpart signature page to the Company's then current Stockholders Agreement (the "Stockholders Agreement"); provided, however such Stockholders Agreement does not treat the Optionee materially different then any holder of a similar number of Shares. The Stockholders Agreement as in effect as of the date hereof is attached hereto as Exhibit B.

(d) **No Shareholder Rights.** No rights or privileges of a shareholder in the Company are conferred by reason of the granting of the Option. Optionee will not become a shareholder in the Company with respect to the Shares unless and until the Option has been properly exercised and the Exercise Price fully paid as to the portion of the Option exercised.

(e) **Expiration Period.** Notwithstanding anything to the contrary, this Option shall not be exercised more than ten (10) years from the date hereof (the "Expiration Date"), unless such exercise period is reduced as explicitly provided in Section 5 below, and may be exercised during such term only in accordance with the terms hereof.

4. **Method of Payment**. Payment of the Exercise Price shall be by cash, personal check or bank cashiers check, or net issuance election.

5. **Termination of Relationship**. Following the date of termination of Optionee's Continuous Service Status (as defined below) for any reason (the "Termination Date"), Optionee may exercise the Option only as set forth in this Section 5. To the extent that Optionee is not entitled to exercise this Option as of the Termination Date, or if Optionee does not exercise this Option prior to its expiration, the Option shall terminate in its entirety. In no event shall any Option be exercised after the Expiration Date. Optionee is responsible for keeping track of these exercise periods prior to or following termination for any reason of his employment relationship with the Company. The Company will not provide further notice of such periods. For the purposes hereof, the term "Continuous Service Status" means the absence of any interruption or termination of service as an Employee. Continuous Service Status as an employee shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence approved by the Board of Directors, provided that such leave is for a period of not more than ninety (90) days.

(a) **Termination upon Disability of Optionee**. In the event of termination of Optionee's Continuous Service Status as a result of Optionee's disability, all unvested options shall become immediately vested and Optionee may exercise this Option up until the Expiration Date.

(b) **Death of Optionee**. In the event of the death of Optionee during the term of this Option and while having been in Continuous Service Status since the date hereof, all unvested options shall become immediately vested and Options may be exercised up until the Expiration Date, by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance.

(c) **Termination with Cause**. In the event Optionee's Continuous Service Status is terminated with Cause (as such term is defined in the Employment Agreement), the unvested Options shall terminate immediately.

(d) **Termination without Cause**. In the event Optionee's Continuous Service Status is terminated without Cause (as such term is defined in the Employment Agreement), Optionee may, until the Expiration Date, exercise this Option to the extent Optionee was vested in the Shares as of such Termination Date.

(e) **Voluntary Termination by Optionee or Other Termination by Company**. In the event Optionee's Continuous Service Status is terminated other than for Cause by the Company or by the Optionee for any reason, the Option may be exercised by Optionee up until the Expiration Date, but only to the extent Optionee was vested in the Shares as of such Termination Date.

6. **Non-Transferability of Option**. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

7. **Tax Consequences.** The Optionee acknowledges that this Option shall be treated as a Non Qualified Option and has consulted his own tax and legal advisors and is not relying on any representation or other information provided by the Company or any of its representatives. Optionee represents that he is familiar with the terms and provisions of this Agreement (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein.

8. **Lock-Up Agreement.** In connection with the initial underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), the Optionee shall not, without the prior written consent of the Company's managing underwriter, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Shares or any securities convertible into or exercisable or exchangeable for the Shares (whether such shares or any such securities are then owned by the Optionee or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Shares or such other securities, in cash or otherwise. Such restriction (the "Market Stand-Off") shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed one hundred eighty (180) days. The Market Stand-Off shall in any event terminate two (2) years after the date of the Company's initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities that are by reason of such transaction distributed with respect to any securities subject to the Market Stand-Off, or into which such securities thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to such securities until the end of the applicable stand-off period. The Company's underwriters shall be beneficiaries of the agreement set forth in this Section 8. This Section 8 shall not apply to securities registered in the public offering under the Securities Act, and the Optionee shall be subject to this Section 8 only if the directors and officers of the Company are subject to similar arrangements. Notwithstanding anything contained herein to the contrary, the terms and provisions of this Section 8 shall survive the termination or expiration of the Option and this Agreement.

9. **Net Issuance Election.** In addition to, and independent of, the rights of the holder of the Optionee set forth in Section 4 hereof, the Optionee may at any time or from time to time elect to receive, without the payment by the Optionee of any additional consideration, that number of Shares determined as hereinafter provided in this Section 9 by the surrender of this Option or any portion hereof to the Company, accompanied by an executed Notice of Exercise in substantially the form attached hereto and a statement indicating that the Optionee wishes to make a Net Issuance Election and the number of Shares for which such Net Issuance Election is being made. Thereupon, the Company shall issue to the holder hereof such number of Shares as is computed using the following formula:

$$X = \frac{Y * (A-B)}{A}$$

where

X = the number of Shares to be issued to the holder pursuant to this Section 9.

Y = the number of Shares covered by this Option in respect of which the Optionee has made a Net Issue Election pursuant to this Section 9.

A = the Fair Market Value (as hereinafter defined) of one Share determined at the time the Net Issue Election is made pursuant to this Section 9 (the "Determination Date").

B = the Exercise Price in effect at the time the Net Issue Election is made pursuant to this Section 9.

For purposes of the above calculation, "Fair Market Value" of one Share as of the Determination Date shall mean:

(i) (A) if the Common Stock of the Company is not then traded on a national securities exchange, the average of the closing prices quoted on the National Association of Securities Dealers, Inc. Automated Quotation National Market System or SmallCap Market System, if applicable, or the average of the last bid and asked prices of the Common Stock quoted in the over-the-counter-market or (B) if the Common Stock is then traded on a national securities exchange, the average of the high and low prices of the Common Stock listed on the principal national securities exchange on which the Common Stock is so traded, in each case for the five (5) trading days immediately preceding the Determination Date or, if such date is not a business day on which shares are traded, the next immediately preceding trading day;

(ii) in the event of a Net Issue Election made in connection with the merger or consolidation of the Company into or with another corporation or other entity, or the sale, transfer or other disposition of all or substantially all of the assets or capital stock of the Company, in each case under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Company, immediately prior to such merger, consolidation or sale own less than a majority in voting power of the outstanding capital stock of the Company or the surviving or resulting corporation or acquirer, as the case may be, immediately following such merger, consolidation, sale, transfer or other disposition, the value per share of Common Stock received or receivable by each holder thereof (assuming for purposes of this determination, in the case of a sale of assets, the Company is liquidated immediately following such sale and the consideration paid to the Company is immediately distributed to its stockholders); and

(iii) in all other circumstances, the fair market value per share of Common Stock as determined by the Company's Board of Directors in good faith after taking into consideration all factors it deems appropriate, including, without limitation, recent sale and offer prices of the capital stock of the Company in private transactions negotiated at arm's length.

The closing of any Net Issue Election shall take place at the offices of the Company on the date specified in the Notice of Exercise, which shall be not less than five and not more than 30 days after the delivery of such Notice. At such closing, if such Net Issue Election shall not

have been for all Shares underlying the Option, a new Option, registered in the name of the holder, of like tenor to this Option for the number of shares still subject to this Option following such Net Issue Election.

10. **Taxes**.

(a) The Optionee acknowledges that he may incur tax liability by exercising the Option and that the Company may to the extent required under Applicable Law report such exercise to the Internal Revenue Service and other applicable federal and state agencies or foreign government authorities. As a condition of the grant, vesting or exercise of this Option, the Optionee (or in the case of the Optionee's death, the person exercising the Option) shall make such arrangements as the Company may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with such grant, vesting or exercise of the Option or the issuance of Shares. The Company shall not be required to issue any Shares under this Agreement until such obligations are satisfied.

(b) In the absence of any other arrangement, the Optionee shall be deemed to have directed the Company to withhold or collect from his compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of an exercise of the Option.

11. **Adjustments Upon Changes in Capitalization**. Subject to any action required under the Applicable Laws by the shareholders of the Company, the number of Shares covered by the Option, as well as the price per Share of Shares covered by the Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a share split, reverse share split, share dividend, combination, or reclassification of the Common Stock. Such adjustment shall be made by the Company, and its determination in that respect shall be final, binding and conclusive. Except as expressly provided herein or in the Employment Agreement, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to the Option.

12. **Amendment of Option Shares**. In addition to any changes or adjustments that may be made pursuant to Section 11 above, the Company's Board of Directors shall have the authority to make the following determinations with respect to, and amendments to, the Option Shares without the consent of Optionee: (a) waiver of any restriction applicable to the Option or the Option Shares; (b) settlement in cash of the Option Shares; and (c) any other amendment or adjustment that does not materially and adversely affect Optionee's rights hereunder.

13. **Miscellaneous**.

(a) **Governing Law**. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(b) **Entire Agreement; Enforcement of Rights**. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and

merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c) **Severability.** If one or more provisions of this Agreement are held to be unenforceable under the Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(d) **Construction.** This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(e) **Notices.** Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by overnight or international courier, telegram or fax or two (2) days after being deposited in the U.S. mail, as certified or registered mail or air mail, with postage prepaid, and addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

(f) **Counterparts.** This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(g) **Successors and Assigns.** The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company's successors and assigns. The rights and obligations of Optionee under this Agreement may only be assigned with the prior written consent of the Company.

*[Signature Page Follows]*

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

**THE COMPANY:**

**Bonds Financial, Inc.**

By: ______________________

Name: JOHN BARRY, III

Title: PRESIDENT

**OPTIONEE:**

______________________

William M. Bass

**EXHIBIT A**

**EXERCISE NOTICE AND RESTRICTED STOCK PURCHASE AGREEMENT**

1. **Exercise of Option.** Subject to the terms and conditions hereof and the Option Agreement, Purchaser hereby elects to exercise his option to purchase _______________ shares of Common Stock (the "Shares") of the Company under and pursuant to the Stock Option Agreement dated February ___, 2007 (the "Option Agreement"). Of these Shares, Purchaser has elected to purchase _______________ of those Shares which have become vested as of the date hereof under the vesting schedule set forth in the Option Agreement (the "Vested Shares"). The purchase price for the Shares shall be $3.15274 per share for a total purchase price of $ __________. The term "Shares" refers to the purchased Shares and all securities received in replacement of the Shares or as stock dividends or splits, all securities received in replacement of the Shares in a merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Purchaser is entitled by reason of Purchaser's ownership of the Shares.

2. **Time and Place of Exercise.** The purchase and sale of the Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution and delivery of this Agreement and any Stockholders Agreement (referred to in Section 3(e)(iv) of the Option Agreement) in accordance with the provisions of Section 3 of the Option Agreement. On such date or as soon as reasonably practicable, the Company will deliver to Purchaser a certificate representing the Shares to be purchased by Purchaser (which shall be issued in Purchaser's name) against payment of the exercise price therefor by Purchaser by a method listed in Section 4 of the Option Agreement.

3. **Limitations on Transfer.** Purchaser shall not assign, encumber or dispose of any interest in such Shares except in compliance with the provisions below and applicable securities laws.

(a) **Right of First Refusal.** In the event that the Purchaser proposes to sell, pledge or otherwise transfer to a third party any Shares, or any interest in such Shares, the Company shall have the Right of First Refusal with respect to all (and not less than all) of such Shares. If the Purchaser desires to transfer Shares, the Purchaser shall give a written Transfer Notice to the Company describing fully the proposed transfer, including the number of Shares proposed to be transferred, the proposed transfer price, the name and address of the proposed Transferee and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal or state securities laws. The Transfer Notice shall be signed both by the Purchaser and by the proposed Transferee and must constitute a binding commitment of both parties to the transfer of the Shares. The Company shall have the right to purchase all, and not less than all, of the Shares on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under Section 3(b) of this Agreement) by delivery of a notice of exercise of the Right of First Refusal within thirty (30) days after the date when the Transfer Notice was received by the Company. The Company's rights under this Section 3 shall be assignable, in whole or in part.

(b) **Transfer of Shares**. If the Company fails to exercise its Right of First Refusal within thirty (30) days after the date when it received the Transfer Notice, the Purchaser may, not later than ninety (90) days following receipt of the Transfer Notice by the Company, conclude a transfer of the Shares subject to the Transfer Notice, on the terms and conditions described in the Transfer Notice, provided that any such sale is made in compliance with applicable federal and state securities laws and not in violation of any other contractual restrictions to which the Purchaser is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Purchaser, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in Section 3(a) of this Agreement. If the Company exercises its Right of First Refusal, the Parties shall consummate the sale of the Shares to be purchased by the Company on the terms set forth in the Transfer Notice within sixty (60) days after the date when the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the Shares was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Company shall have the option of paying for the Shares with cash or cash equivalents equal to the present value of the consideration described in the Transfer Notice.

(c) **Additional Shares or Substituted Securities**. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Shares subject to this Section 3 or into which such Shares thereby become convertible shall immediately be subject to this Section 3. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of Shares subject to this Section 3.

(d) **Termination of Right of First Refusal**. The Right of First Refusal shall lapse upon the earlier to occur of: (a) the Public Company Date, and (b) the closing of a Change in Control. However, the Market Stand-Off (as defined in Section 4.3 of this Agreement) shall continue to remain in full force and effect following the lapse of the Right of First Refusal. For the purposes hereof, the term "Public Company Date" shall mean the earliest to occur of: (a) the first date on which equity capital stock of the Company is held of record by more than five hundred (500) persons, (b) a firm commitment underwritten public offering, pursuant to an effective registration statement on Form S-1 or Form SB-2 under the Securities Act, covering the offer and sale of the Stock, has been declared effective by the Securities and Exchange Commission.

(e) **Permitted Transfers**. The Right of First Refusal shall not apply to: (a) a transfer by beneficiary designation, will or intestate succession, or (b) a transfer to the Purchaser's spouse, children or grandchildren or to a trust established by the Purchaser for the benefit of the Purchaser or the Purchaser's spouse, children or grandchildren, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If the Purchaser transfers any Purchased Shares, either under

this Section 3(e) or after the Company has failed to exercise the Right of First Refusal, then the Right of First Refusal shall apply to the transferee to the same extent as to the Purchaser.

(f) **Termination of Rights as Stockholder**. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be purchased in accordance with this Section 3, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

(d) **Assignment.** The Right of First Refusal may be assigned in whole or in part to any shareholder or shareholders of the Company or other persons or organizations.

(e) **Restrictions Binding on Transferees.** All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement, including, insofar as applicable, the Right of First Refusal. In the event of any purchase by the Company hereunder where the Shares or interest are held by a transferee, the transferee shall be obligated, if requested by the Company, to transfer the Shares or interest to the Purchaser for consideration equal to the amount to be paid by the Company hereunder. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

4. **Investment and Taxation Representations.** In connection with the purchase of the Shares, Purchaser represents to the Company the following:

(a) Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser is purchasing these securities for investment for his or her own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act or under any applicable provision of state law. Purchaser does not have any present intention to transfer the Shares to any person or entity.

(b) Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein.

(c) Purchaser further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the securities. Purchaser understands that the certificate(s) evidencing the securities will be imprinted with a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

(d) Purchaser is familiar with the provisions of Rules 144 and 701, each promulgated under the Securities Act, which, in substance, permit limited public resale of

"restricted securities" acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Purchaser understands that the Company provides no assurances as to whether he or she will be able to resell any or all of the Shares pursuant to Rule 144 or Rule 701, which rules require, among other things, that the Company be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, that resales of securities take place only after the holder of the Shares has held the Shares for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions. Notwithstanding this paragraph (d), Purchaser acknowledges and agrees to the restrictions set forth in paragraph (e) below.

(e) Purchaser further understands that in the event all of the applicable requirements of Rule 144 or 701 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(f) Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser's purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted any tax consultants Purchaser deems advisable in connection with the exercise, purchase and/or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice. Neither the Company nor any of its employees or agents have made any warranty or representation to the Purchaser with respect to the tax consequences of the undersigned's purchase of shares under the Agreement

6. **Restrictive Legends and Stop-Transfer Orders.**

(a) **Legends.** The certificate or certificates representing the Shares shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

(i) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(ii) THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(b) **Stop-Transfer Notices.** Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) **Refusal to Transfer.** The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

7. **No Employment Rights.** Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, to terminate Purchaser's employment or consulting relationship, for any reason, with or without cause.

8. **Taxation.** The Purchaser acknowledges that he may incur tax liability by exercising the Option and that the Company may to the extent required under Applicable Law report such exercise to the Internal Revenue Service and other applicable federal and state agencies or foreign government authorities. As a condition to exercising the Option, the Purchaser (or in the case of the Purchaser's death, the person exercising the Option) shall make such arrangements as the Company may reasonably require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the exercise of such Option or the issuance of Shares. The Company shall not be required to issue any Shares under this Agreement until such obligations are satisfied.

9. **Lock-Up Agreement.** In connection with the initial underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, the Purchaser shall not, without the prior written consent of the Company's managing underwriter, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of stock or any securities convertible into or exercisable or exchangeable for stock (whether such shares or any such securities are then owned by the Purchaser or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of stock or such other securities, in cash or otherwise. Such restriction (the "Market Stand-Off") shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed one hundred eighty (180) days.

The Market Stand-Off shall in any event terminate two (2) years after the date of the Company's initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities that are by reason of such transaction distributed with respect to any stock subject to the Market Stand-Off, or into which such stock thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the stock until the end of the applicable stand-off period. The Company's underwriters shall be beneficiaries of the agreement set forth in this Section 9. This Section 9 shall not apply to stock registered in the public offering under the Securities Act, and the Purchaser shall be subject to this Section 9 only if the directors and officers of the Company are subject to similar arrangements.

10. **Miscellaneous.**

(a) **Governing Law.** This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(b) **Entire Agreement; Enforcement of Rights.** This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c) **Severability.** If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(d) **Construction.** This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(e) **Notices.** Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

(f) **Counterparts**. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(g) **Successors and Assigns**. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company's successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

[Signature Page Follows]

The parties have executed this Exercise Notice and Share Purchase Agreement as of the date first set forth above.

**THE COMPANY:**

**Bonds Financial, Inc.**

By:______________________________

(Signature)

Name:____________________________

Title:_____________________________

Address:

**PURCHASER:**

________________________________

**William M. Bass**

Address: 24 Farm House Lane
Voorhees, NJ 08043

I, ______________________, spouse of William M. Bass, have read and hereby approve the foregoing Agreement. In consideration of the Company's granting my spouse the right to purchase the Shares as set forth in the Agreement, I hereby agree to be irrevocably bound by the Agreement and further agree that any community property or other such interest shall hereby by similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

______________________________

[Spouse of William M. Bass] (if applicable)

**EXHIBIT B**

**Stockholders' Agreement**